                                                               EXHIBIT (a)(l)(x)

                              RENT-A-CENTER, INC.

                        SUPPLEMENT TO OFFER TO PURCHASE
                                    FOR CASH
                   UP TO 2,200,000 SHARES OF ITS COMMON STOCK
             AT AN INCREASED PURCHASE PRICE NOT GREATER THAN $73.00
                         NOR LESS THAN $67.00 PER SHARE
                       PURSUANT TO THE OFFER TO PURCHASE
                        DATED APRIL 28, 2003, AS AMENDED
                             CUSIP NO. 76009N 10 0

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JUNE 19, 2003, UNLESS THE TENDER OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     On April 28, 2003, Rent-A-Center, Inc. ("Rent-A-Center") distributed an Offer to Purchase and Letter of Transmittal related to its modified "Dutch Auction" tender offer to purchase up to 2,200,000 shares of its common stock at a price not less than $60.00 per share and not greater than $66.00 per share. The tender offer was scheduled to expire on June 5, 2003. Rent-A-Center has extended the expiration date of the tender offer to 12:00 midnight, New York City time, on Thursday, June 19, 2003. Rent-A-Center has also increased the range of purchase prices to not less than $67.00 per share and not more than $73.00 per share. The maximum number of shares to be purchased remains 2,200,000.

     The offer to purchase was originally made upon the terms and subject to the conditions described in the Offer to Purchase dated April 28, 2003 (the "Offer to Purchase") and the related Letter of Transmittal (the "Original Letter of Transmittal") previously distributed to stockholders. The Offer to Purchase has been amended and supplemented by the enclosed Supplement to Offer to Purchase (the "Supplement") and the related amended Letter of Transmittal (the "Letter of Transmittal"). The Offer to Purchase, the Supplement and the Letter of Transmittal, as amended or supplemented from time to time, together constitute the tender offer. Rent-A-Center has appointed us to act as Dealer Manager in connection with the tender offer. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the tender offer in this letter is only a summary and is qualified by all of the terms and conditions of the tender offer set forth in the Offer to Purchase, the Supplement and Letter of Transmittal.

     ALL SHARES TENDERED FROM NOMINEE ACCOUNTS PRIOR TO THE EXTENSION OF THE EXPIRATION DATE HAVE BEEN WITHDRAWN. YOU MUST SUBMIT A NEW LETTER OF TRANSMITTAL TO PARTICIPATE IN THE EXTENDED TENDER OFFER.

     Rent-A-Center will determine a single per share price that it will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. Rent-A-Center will select the lowest purchase price that will allow it to purchase 2,200,000 shares, or such lesser number of shares as are properly tendered and not properly withdrawn, at prices not greater than $73.00 per share nor less than $67.00 per share. All shares properly tendered at or below the purchase price and not properly withdrawn will be purchased at the purchase price selected by Rent-A-Center, subject to proration provisions. All shares acquired in the tender offer will be acquired at the same purchase price. Rent-A-Center reserves the right, in its sole discretion, to purchase more than 2,200,000 shares in the tender offer, subject to applicable law. Shares tendered at prices in excess of the purchase price and shares not purchased because of proration provisions will be returned to the tendering stockholders at Rent-A-Center's expense. See Section 1 and Section 3 of the Offer to Purchase.

     If the number of shares properly tendered is less than or equal to 2,200,000 shares (or such greater number of shares as Rent-A-Center may elect to purchase pursuant to the tender offer), Rent-A-Center will, on the terms and subject to the conditions of the tender offer, purchase at the purchase price selected by Rent-A-Center all shares so tendered.

     If at the expiration of the tender offer more than 2,200,000 shares (or any such greater number of shares as Rent-A-Center may elect to purchase) are properly tendered at or below the purchase price selected by Rent-A-Center, Rent-A-Center will buy shares first, from all stockholders owning beneficially or of record an aggregate of fewer than 100 shares (not including any shares held in Rent-A-Center's 401(k) Plan) who properly tender all their shares at or below the purchase price selected by Rent-A-Center and do not properly withdraw them before the expiration date; second, on a pro rata basis from all other stockholders (including participants in Rent-A-Center's 401(k) Plan) who properly tender shares at or below the purchase price selected by Rent-A-Center, subject to any conditional tenders; and third, only if necessary to permit Rent-A-Center to purchase 2,200,000 shares, from holders who have tendered shares subject to the condition that a specified minimum number of the holder's shares be purchased if any shares are purchased in the tender offer as described in Section 6 of the Offer to Purchase (for which the condition was not initially satisfied, and provided such holders have tendered all of their shares) by random lot, to the extent feasible. See Section 1 and Section 6 of the Offer to Purchase.

     THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 7 OF THE OFFER TO PURCHASE.

     If the tender offer is not fully subscribed by the extended expiration date, Rent-A-Center will consider making a further extension at the same price range for not more than three business days to permit Mark Speese, the Chief Executive Officer, Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. to make tenders sufficient to bring the total shares tendered by all holders to the maximum of 2,200,000 shares. All other stockholders could also tender shares (or withdraw previously tendered shares) during this extension. Mr. Speese has advised Rent-A-Center that he would tender up to 200,000 shares of common stock at $73.00 per share in response to this second extension period so long as the market price of Rent-A-Center's stock at the time of the tender is not greater than $73.00 plus customary transaction costs applicable in a sale outside the tender offer. Apollo has indicated that in the case of a second three business day extension of the tender offer, it will consider tendering up to 2,000,000 shares at the maximum price based on the market price and other considerations at that time. Rent-A-Center's other directors and executive officers have indicated that they do not intend to tender any shares in the tender offer. Rent-A-Center has entered into an agreement with Apollo to purchase at the final tender offer price a portion of its shares following completion of the tender offer. See Section 12 of the Offer to Purchase and the Supplement.

     For your information and for forwarding to those of your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

     1. The Supplement;

     2. The Letter of Transmittal for your use and for the information of your clients, together with the accompanying Substitute Form W-9;

     3. A letter to the stockholders of Rent-A-Center dated June 5, 2003, from the President and Chief Operating Officer of Rent-A-Center;

     4. A letter to clients that you may send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the tender offer; and

     5. A return envelope addressed to Mellon Investor Services LLC, as Depositary for the tender offer.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE TENDER OFFER, PRORATION

PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JUNE 19, 2003, UNLESS THE TENDER OFFER IS EXTENDED.

     For shares to be tendered properly pursuant to the tender offer the certificates for such shares, or confirmation of receipt of such shares pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase, together with (a) a properly completed and duly executed Letter of Transmittal including any required signature guarantees, (b) an Agent's Message (as described in Section 3 of the Offer to Purchase) in the case of a book-entry transfer or (c) the specific acknowledgement in the case of a tender through the Automated Tender Offer Program (as described in Section 3 of the Offer to Purchase) of the Book-Entry Transfer Facility, and any other documents required by the Letter of Transmittal, must be received before 12:00 midnight, New York City time, on the expiration date by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase.

     THERE ARE NO GUARANTEED DELIVERY PROCEDURES ASSOCIATED WITH THE TENDER
OFFER.

     Rent-A-Center will not pay any fees or commissions to brokers, dealers, commercial banks or trust companies or other nominees (other than fees to the Dealer Manager and the Information Agent as described in Section 16 of the Offer to Purchase) for soliciting tenders of shares pursuant to the tender offer. Rent-A-Center will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Rent-A-Center, the Dealer Manager, the Information Agent or the Depositary for purposes of the tender offer. Rent-A-Center will pay or cause to be paid all stock transfer taxes, if any, on its purchase of the shares except as otherwise provided in the Offer to Purchase or Instruction 8 in the Letter of Transmittal.

     Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth on the back cover of the Offer to Purchase. You may request additional copies of enclosed materials and direct questions and requests for assistance to the Information Agent, D. F. King & Co., Inc. at: (800) 431-9642.

                                          Very truly yours

                                          LEHMAN BROTHERS INC.

Enclosures

     NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF RENT-A-CENTER, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.